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                                                              EXHIBIT 2.04

                              December 2, 1999


Mr. Chris England
Advertising That Works, Inc.
3067 Main Street
East Point, GA 30344

Gentlemen:

By this letter, the parties acknowledge that the agreement between Chris England, the sole shareholder of Advertising That Works, Inc. ("ATW") and Colorsmart.com, Inc. dated September 23, 1998 is binding and in effect. Furthermore, the parties agree that the contract for the purchase of ATW's shares has been extended until 1/31/00. Colorsmart acknowledges that it will file a registration statement with the Securities and Exchange Commission within the next 15 days. This will also confirm that since no closing has taken place, no shares of ATW have been issued or delivered to Colorsmart, ATW has not given a promissory note to Chris England for the purchase price, and there is no deed of pledge between Chris England and Colorsmart extant.


                                   Very truly yours,
                                   Colorsmart.com, Inc.


                                   By: /s/ Roger D. Finchum, Sr./CEO
                                       ------------------------------

ACCEPTED, AGREED TO AND ACKNOWLEDGED:


/s/ Chris England
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Chris England